Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE LONDON MILAN PARIS ROME
September 14, 2026
MiniMed Group, Inc.
18000 Devonshire St.
Northridge, California 91325
Ladies and Gentlemen:
We have acted as special counsel to MiniMed Group, Inc., a corporation organized under the laws of Delaware (the “Company”), in connection with the preparation of a registration statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer of Medtronic plc, an Irish public limited company (“Medtronic”), to exchange (the “Exchange Offer”) (i) up to 225,361,295 newly issued shares of common stock, par value $0.01 per share, of the Company (the “MiniMed Common Stock”), plus (ii) if the Exchange Offer is oversubscribed, up to an additional 27,452,053 shares of MiniMed Common Stock (collectively, the “Securities”) in exchange for ordinary shares of Medtronic, par value $0.0001 per share.
In arriving at the opinions expressed below, we have reviewed the following documents:
(a)the Registration Statement;
(b)a copy of the Second Amended and Restated Certificate of Incorporation of the Company certified by the Secretary of the State of Delaware; and
(c)a copy of the Amended and Restated Bylaws of the Company certified by the Secretary of the Company.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been duly authorized by all necessary corporate action of the Company and, upon the due issuance of the Securities against consideration therefor in the manner described in the Registration Statement, will be validly issued by the Company and fully paid and nonassessable.
Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the locations listed above.

MiniMed Group, Inc., p. 2
The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Synne D. Chapman
Synne D. Chapman, a Partner